MERRILL LYNCH DRAGON FUND, INC.

FILE # 811-6581

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/02/00	MTR Corp Ltd.	$630,000.	$1,200,000,000.	Goldman Sachs
		$	$
		$	$
		$	$
		$	$